LIBERTY BANK
                             1994 Stock Option Plan

                                I. INTRODUCTION

      1.01. Establishment of Plan. The purpose of this Plan is to promote the growth and development of Liberty Bank ("Liberty") by providing increased incentives for key employees and directors of Liberty and of any Subsidiaries. This Plan provides for the granting of (i) incentive stock options ("ISOs") intended to qualify as such within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time and (ii) non-qualified stock options ("NSOs").

      1.02. Effective Date. The effective date of the Plan shall be May 11, 1994, subject to approval of the Plan by shareholders of Liberty. Any option granted prior to such shareholder approval shall be expressly conditioned upon shareholder approval of the Plan.

                              II. PLAN DEFINITIONS

      2.01. Definitions. For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

            (a) "Board" shall mean the Board of Directors of Liberty.

            (b) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

            (c) "Common Stock" shall mean Liberty's Common Stock, $5.00 par value, and such other stock and securities as may be substituted therefor pursuant to Section 3.02.

            (d) "Fair Market Value" on any date shall mean, with respect to Common Stock, the fair market value of such stock as determined in good faith by the Board.

            (e) "Subsidiary" shall mean any corporation in which Liberty owns, directly or indirectly, a voting stock interest of more than fifty percent (50%).

                         III. SHARES SUBJECT TO OPTION

      3.01. Available Shares. The shares available for options of whatever type under this Plan shall be 82,500 shares of Liberty's common stock, and may be authorized but unissued stock or stock issued and reacquired by Liberty. Shares subject to and not issued under an option which expires, terminates or is cancelled for any reason during the term of the Plan shall again become available for the granting of options under the Plan.

      3.02. Changes in the Number of Available Shares. In the event of any recapitalization, stock split or reverse split, combination or exchange of shares, stock dividend, merger in which

Liberty is the surviving corporation, combination or exchange of shares, or other capital change affecting the common stock of Liberty, the Board shall make equitable and appropriate changes in the aggregate number and kind of shares available for which options may be granted under the Plan and in the number, price and kind of shares covered by options granted or to be granted under the Plan, provided that no changes shall be made in any ISO which would cause such option to fail to continue to qualify as an incentive stock option within the meaning of Section 422 of the Code.

                               IV. ADMINISTRATION

      4.01. Administration by the Board. The Board shall administer the Plan and shall have the power, subject to and within the limits of the express provisions of the Plan:

            (a) to determine from time to time which of the eligible persons shall be granted options under the Plan, the type of options, the time or times when, and the price per share and number of shares for which, an option or options shall be granted to such persons;

            (b) to prescribe the other terms and provisions (which need not be identical) of each option granted under the Plan to eligible persons;

            (c) to construe and interpret the Plan and options granted under it, and to establish, amend and revoke rules and regulations for Plan administration. The Board, in the exercise of this power, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, in any option agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Board in exercising this power shall be final and binding upon Liberty and the optionees; and

            (d) generally, to exercise such power and to perform such acts as are deemed necessary or expedient to promote the best interests of Liberty with respect to the Plan.

                           V. ELIGIBILITY FOR OPTIONS

      5.01. Eligible Persons. Key employees of Liberty or any Subsidiary shall be eligible to receive ISOs or NSOs. Any director of Liberty who is not an employee of Liberty or any Subsidiary shall be eligible to receive NSOs only.

      5.02. Grant of Options. From among all eligible persons, the Board shall determine from time to time those persons to whom options shall be granted. No person shall have any right whatsoever to receive an option unless so determined by the Board.

                        VI. OPTION TERMS AND CONDITIONS

      6.01. Option Contracts. Options granted hereunder shall be evidenced by option contracts containing such terms and conditions as the Board shall establish from time to time consistent with the Plan. Option contracts need not be identical but each option contract shall, as appropriate, contain language including the substance of the following provisions:

            (a) Number of Shares and Price. Each option contract shall state the number of shares to which it pertains and the option price therefor. Such price shall be not less than 100% of the fair market value of the shares on the date such option is granted. Notwithstanding any other provision in this Plan, for any eligible employee who, at the time an ISO is granted, owns (directly and under the attributable rules of Section 425(d) of the Code) stock possessing more than 10% of the total combined voting power of Liberty (or any parent or Subsidiary) the option price under such ISO shall be not less than 110% of the fair market value of the shares subject to such ISO and such option, by its terms, shall not be exercisable after the expiration of five years from the date such option is granted.

            (b) Vesting of Options. Options shall become vested and exercisable in accordance with the terms of each option agreement, which shall be established by the Board. No fractional shares shall be issuable on exercise of any option and if the application of the vesting percentage set forth in any option agreement would result in a fractional share, the number of shares exercisable shall be rounded up to the next full share. Finally, the maximum fair market value of Liberty stock (determined at the time of grant) covered by ISOs that first become exercisable by any optionee in any calendar year is limited to $100,000.

            (c) Term of Options and Restriction on Exercise. Each stock option agreement shall state the period or periods of time within which the option may be exercised by the Optionee, in whole or in part, which shall be the period or periods of time as may be determined by the Board, provided that: (a) No option term for an ISO may exceed ten (10) years from the date the option is granted, and (b) No option may be treated as an incentive stock option unless the optionee exercises the option while employed by Liberty or a Subsidiary or within three months after termination of employment, or if termination is caused by death or disability, within one year after such termination. Although Liberty intends to exert its best efforts so that the shares purchasable upon the exercise of an option will be registered under, or exempt from the registration requirements of the federal Securities Act of 1933 and any applicable state securities law at the time the option becomes exercisable, if the exercise of an option would otherwise result in the violation by Liberty of any provision of such Act or of any state securities law, Liberty may require that such exercise be deferred until Liberty has taken appropriate action to avoid any such violation.

            (d) Non-transferability. Options granted pursuant to the Plan shall not be transferable except by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or by his/her guardian or legal representative. No options or any privileges pertaining thereto shall be transferred, assigned, pledged or hypothecated in any way, whether by option of law or otherwise, nor be subject to execution, attachment or similar process.

            (e) Method of Exercise and Payment of Purchase Price. Subject to (c) above, an option may be exercised, as to all or part of the shares covered by the option, by the optionee delivering to the corporate secretary at its principal business office on any business day, a written notice specifying the number of shares the optionee desires to purchase. The option price shall be paid in full in cash or, in the discretion of the Board, in shares of stock of Liberty, valued at its fair market value determined as of the date of exercise, or in a combination thereof.

      6.02. Rights as Shareholder. An optionee shall not be deemed the holder of any shares covered by an option until such shares are fully paid and issued to him/her after exercise of such option.

                         VII. CORPORATE SALE OR CHANGE

      7.01. Sale or Change of Liberty. In the event of a corporate sale or change, as defined in Section 7.02, all options then outstanding shall be immediately exercisable in full and the Board shall, or the board of directors of any corporation assuming the obligations of Liberty hereunder, take action regarding all outstanding and unexercised options pursuant to either clause (a) or (b) below.

            (a) Appropriate provisions may be made for the protection of such options by the substitution on an equitable basis of appropriate shares of Liberty, or of the merged, consolidated or otherwise reorganized corporation, provided only that the excess of the aggregate fair market value of the shares subject to such options immediately before such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the purchase price thereof; or

            (b) Upon written notice to the optionees, the Board may require that all options be exercised within a specific number of days of the date of such notice or they will be terminated on a stated date.

      7.02. Definition. The term "corporate sale or change" shall mean a reorganization or merger or consolidation between Liberty and another corporation in which Liberty is not the surviving corporation, the sale of substantially all of the property of Liberty, the dissolution or liquidation of Liberty, or a change in control of Liberty. The term "control" shall refer to the acquisition of beneficial ownership of 50% or more of the voting securities of Liberty by any person or persons acting as a group within the meaning of
Section 13(d) of the Securities Exchange Act of 1934. The term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of equity not specifically listed herein. Notwithstanding the foregoing, the formation of a holding company which owns the stock of Liberty will not be deemed a corporate sale or change; provided, however, that a subsequent corporate sale or change of the holding company shall be deemed a corporate sale or exchange under paragraph 7.01.

                              VIII. MISCELLANEOUS

      8.01. Term of Plan and Effective Date. Options may be granted under this Plan at any time up until the expiration of ten years following the effective date of the Plan; on which date the Plan shall expire, except as to outstanding options, which options shall remain in effect until they have been exercised or have expired.

      8.02. No Employment or Retention Agreement Intended. The grant of an option hereunder shall not be deemed to imply the right to continued employment or retention in service in any capacity by Liberty or a Subsidiary and shall not constitute an employment agreement of any kind.

      8.03. Amendment or Discontinuance. The Board of Directors of Liberty may amend or discontinue this Plan at any time, but may not, without the consent of the optionee to whom an option has been granted, make any alteration in such option which would adversely affect the same, or (except as provided in paragraph 2.02 hereof) without the approval of the shareholders of Liberty, make any alteration which would increase the aggregate number of shares available for options under the Plan, decrease the minimum option price, extend the term of the Plan or the maximum period during which any option may be exercised, or so alter the Plan with respect to ISOs that ISOs issued under it would fail to meet the requirements for incentive stock options under Section 422 of the Code.

      8.04. Liability. No member of the Board of Directors, or the officers or employees of Liberty shall be personally liable for any action, omission or determination made in good faith in connection with the Plan.

      8.05. Government and Other Regulations. The obligations of Liberty to sell and deliver shares of stock under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approval by the governmental agencies as may be deemed necessary or desirable by the Board of Directors of Liberty, including (without limitation) the satisfaction of all applicable federal, state and local tax withholding requirements.

      8.06. Withholding Taxes. The Board may require, as a condition to the exercise of a NSO, that the optionee concurrently pay to Liberty the entire amount or portion of any taxes which Liberty is required to withhold by reason of such exercise, in such amount as the Board or Liberty in its discretion may determine. The required withholding may be paid in cash or, in the discretion of the Board, in shares of stock of Liberty to be issued upon exercise, valued at their fair market value as of the date the withholding obligation arises, or in a combination thereof. No distribution under the Plan shall be made in fractional shares of Liberty's common stock but the proportional fair market value thereof shall be paid in cash.

      8.07. Governing Law. This Plan and any option contracts extended pursuant hereto shall be interpreted and enforced in accordance with the laws of the State of Wisconsin.